Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION
OF
CHINA FOR-GEN CORP.

Under Section 245
of the
General Corporation Law of the State of Delaware

CHINA FOR-GEN CORP. (the "Corporation'') does hereby certify as follows:

First: The name of the Corporation is China For-Gen Corp. which is the name by which it was originally incorporated.

Second: The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware, on the 27th day of February, 2008 and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 30, 2008.

Third: This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware and restates and amends the provisions of the Corporations Certificate of Incorporation.

Fourth: The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby restated and amended to read in full as follows:

FIRST: The name of the Corporation is China For-Gen Corp.

SECOND: The address of the registered agent and registered office of this Corporation in this state is 1811 Silverside Road, in the City of Wilmington, County of New Castle, State of Delaware 19810; and the name of the registered agent at said address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is FIFTY-TWO MILLION SHARES (52,000,000), of which (i) TWO MILLION (2,000,000) shares shall be shares of preferred stock of the par value of $.001 per share (hereinafter called "Preferred Stock”), of which FIVE HUNDRED THOUSAND (500,000) shares of preferred stock shall be designated as Series A Convertible Preferred Stock and shall have the rights attached hereto as Exhibit A; and (ii) FIFTY MILLION (50,000,000) shares shall be shares of common stock of the par value of $.001 per share (hereinafter called "Common Stock”). Any amendment to this Second Amended and Restated Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote. Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Common Stock shall exclusively posses all voting power, and each share of Common Stock shall have one vote.

(b)           The designations and the power, preferences and rights, and the qualifications, limitations or restrictions thereof of the Preferred Stock (other than the Series A Convertible Preferred Stock) shall be as follows:

 The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, voting powers and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Second Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)           the designation of such series;

(b)           the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock and whether such dividends shall be cumulative or non- cumulative;

(c)           whether the shares of such series shall be subject to  redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d)           the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

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(e)           whether or not the shares of such series be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f)           the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(g)           the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(h)           The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

FIFTH: The by-laws may be made altered amended or repealed by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may he kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

SIXTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors.

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(b)           The Corporation shall have the power to indemnify any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

(c)           By action of its Board of Directors. notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including. without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by-law or the General Corporation Law of the State of Delaware. For purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

SEVENTH: Whenever the vote of holders of shares of any class or series at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of the State of Delaware, the meeting and vote of such stockholders may be dispensed with if such action is taken with the written consent of such holders representing not less than a majority of the voting power of all the capital stock of such class or series entitled to be voted upon such action if a meeting were held; provided that in no case shall the written consent be by such holders having less than the minimum percentage of the vote required by statute for such action and provided that prompt notice is given in writing to all such stockholders entitled to vote thereon of the taking of corporate action without a meeting and by less than unanimous written consent.

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EIGHTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

NINTH: The Board of Directors shall have power without the assent or vote of the stockholders:

(a)           to fix and vary the amount of capital to be reserved for any proper purpose;

(b)           to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation;

(c)           to determine the use and disposition of any surplus or net profits;

(d)           to fix the times for the declaration and payment of dividends;

(e)           to determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other that the stock ledger) or any of them, shall be open to the inspection of the stockholders:

(f)           the directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware as amended from time to time and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved, ratified or consented to by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any directors’ interest or for any other reason.

(g)           in addition to the powers and authorities hereinafter or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

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TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: This Second Amended and Restated Certificate of Incorporation his been duly approved by the Board of Directors of the Corporation.

TWELFTH: This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation. The required percentage of the outstanding shares of Common Stock approved this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 or the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

THIRTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer as of this 11th day of May, 2010.

CHINA FOR-GEN CORP.

By:	/s/ Sherry Li
Name: Sherry Li
Title: Director

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EXHIBIT A

Certificate of Designations of Series A Convertible Preferred Stock

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TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement dated as of May 30, 2008 by and between the Company and Professional Offshore Opportunity Fund, Ltd., a company organized under the laws of the British Virgin Islands (the "Purchase Agreement"). For the purposes hereof, the following terms shall have the following meanings:

"Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not stayed or dismissed within 90 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Board of Directors" means the Board of the Directors of the Company.

"Certificate" means this Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

"Change in Control" means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions, including without limitation a Qualifying Reverse Merger.

Closing Date" means the date on which the payment of the Purchase Price (as defined herein) to the Company is completed pursuant to the Purchase Agreement to purchase the Series A Preferred Stock and Warrants.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

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"<u>Conversion Date</u>" shall have the meaning set forth in Section 6(a).

"<u>Conversion Ratio</u>" shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. Each share of Series A Preferred Stock shall be initially convertible into one share of Common Stock, subject to adjustment as provided in this Certificate.

"<u>Conversion Price</u>" shall mean $.91, subject to adjustment as provided in this Certificate.

"<u>Conversion Shares</u>" means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.

"<u>Conversion Value</u>" means an amount determined by multiplying the number of Conversion Shares as to which a value is to be determined by the average of the closing prices of the Common Stock on the principal market or exchange on which the Common Stock is traded or quoted for the five days prior to the date as of which a Conversion Value is being determined.

"<u>Company</u>" means China For-Gen Corp., a Delaware corporation.

"<u>Effective Date</u>" means the date that the Qualifying Company Registration Statement is declared effective by the Commission.

"<u>Exchange Act</u>" means the Securities Exchange Act of 1934, as amended.

"<u>Exempt Issuance</u>" means the issuance of (a) shares of Common Stock or options to employees, officers, directors and consultants of the Company pursuant to any stock or option plan up to a maximum of Twenty Percent (20%) of the issued and outstanding Common Stock of the Company, on a fully diluted basis, (b) Shares upon the conversion or exercise of the Series A Preferred Stock or Warrants and any additional Shares issued pursuant to the Transaction Documents, or (c) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions <u>provided</u>, <u>however</u>, that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business which the Board of Directors reasonably believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

"<u>Fundamental Transaction</u>" shall have the meaning set forth in Section 7(h) hereof.

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"Holder" means an initial purchaser of the Series A Preferred Stock and Warrants under the Purchase Agreement and each Person who is a valid assignee pursuant to the Purchase Agreement.

"Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock.

"Mandatory Closing Date" means the closing date for the Qualifying Reverse Merger which is designated as one year from the execution date of the Purchase Agreement.

"Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

"Person" means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

"PIPE Securities" means the class or classes of securities issued to the investors executing the Qualifying Financing Agreements.

"Purchase Agreement" means the Securities Purchase Agreement dated as of May 30, 2008, relating to the issuance of the Company's Series A Preferred Stock and Warrants for an aggregate purchase price of Four Hundred Fifty-five Thousand ($455,000) Dollars, as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company.

"Qualifying Company Registration Statement" means a registration statement(s) of a Qualifying Shell Company filed with the Commission pursuant to the terms of the Qualifying Financing Agreements, which registers for resale the shares the Holders are to receive in the Qualifying Shell Company pursuant to the Registration Rights Agreement.

"Qualifying Financing Agreements" means a financing agreement and any ancillary agreements for a financing of debt or equity in an amount equal to or greater than Nine Million Five Hundred Thousand ($9,500,000) Dollars between a Qualifying Shell Company and investors.

"Qualifying Reverse Merger" means a merger, share exchange, asset sale, or other transaction whereby the Company becomes the subsidiary of a Qualifying Shell Company and the Company, or its subsidiary or affiliate has signed such agreements with Liaoning Shengsheng Biotechnology Co., Ltd. ("Liaoning Shengsheng") that causes the Company to have the right to treat Liaoning Shengsheng as a subsidiary for accounting purposes.

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"Qualifying Shell Company" means a shell company which acquires the outstanding capital stock of the Company.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 30, 2008, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Restriction Termination Date" shall mean twelve (12) months from the closing date of Qualifying Financing Agreements. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series A Preferred Stock" shall have the meaning set forth in Section 2.

"Shares" means, collectively, the shares of Common Stock issued or issuable (i) upon conversion of the Series A Preferred Stock and (ii) upon exercise of the Warrants.

"Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interests.

"Surviving Company" means the surviving Qualifying Shell Company after consummation of a Qualifying Reverse Merger.

"Surviving Company Common Stock" means common stock of the Surviving Company.

"Trading Market" means the following markets or exchanges: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, and the OTC Bulletin Board.

"Trading Day" means a day on which the Common Stock is traded on a Trading Market.

"Transaction Documents" means the Purchase Agreement, all schedules and exhibits attached thereto, this Certificate and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as

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determined by a nationally recognized-independent appraiser selected in good faith by persons holding a majority of the principal amount of Series A Preferred Stock then outstanding.

"Warrants" mean the warrants issued to the Holders pursuant to the terms of the Purchase Agreement.

Section 2. Designation and Amount. The series of Preferred Stock, par value $.001 per share shall be designated as the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be Five Hundred Thousand (500,000). In the event of the conversion of shares of Series A Preferred Stock into Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of preferred stock, without designation as to series until such stock is once more designated as part of a particular Preferred Stock by the Board of Directors. In the event that a Qualifying Reverse Merger has not been consummated at the Mandatory Closing Date, the Company shall have the right, but not the obligation, to repurchase some or all of the Series A Preferred Stock from the Holders at a price equal to one dollar fourteen cents ($1.14) Dollars per share (the "Company Repurchase Option"). Alternatively, in lieu of exercising the Company Repurchase Option, the Company, at its option, may make annual distributions, to the extent permissible by law, to the Holder as to any shares of the Series A Preferred Stock that remain outstanding, in an amount equal to two (2%) percent of the net income of the Company, if any, as computed in accordance with U.S. Generally Accepted Accounting principles, consistently applied from the issuance date of the Series A Preferred Stock to the closing date of a Qualifying Reverse Merger.

Section 3. Dividends and Other Distributions. To the extent permissible by law, a dividend in the amount of eleven percent (11%) per annum shall be payable in U.S. Dollars each month with respect to any shares of the Series A Preferred Stock that remain outstanding. No dividends shall be declared or payable with respect to the Common Stock while the Series A Preferred Stock is outstanding. Except as permitted herein or in the Purchase Agreement, the Company shall not redeem or purchase any shares of Common Stock or any other class or series of capital stock which is junior to or on parity with the Series A Preferred Stock while the Series A Preferred Stock is outstanding.

Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) senior to the Series A Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $.91 per share (the "Liquidation Value") before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets shall be distributed to the Holder. At the election of the Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction (excluding for purposes of this Section 5 any Fundamental Transaction described in Section 7(h)(i) or 7(h)(ii)) or Change in Control shall be treated as a Liquidation as to such Holder. Notwithstanding anything to the contrary contained herein, a Qualifying Reverse Merger shall not be a Liquidation for the purposes of this Certificate.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(d)), into such number of shares of Common Stock based on the Conversion Ratio at the option of the Holder, at any time after the Original Issue Date. Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock to be converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to two Trading Days following the date the Company receives such Notice of Conversion (the "Conversion Date") and the applicable stock certificates to the Company by overnight delivery service . If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be three (3) Trading Days immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

b) Adjustment of Conversion Ratio. If the Conversion Price is adjusted pursuant to Section 7 or as otherwise provided in this Certificate, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect by a fraction, the numerator of which is the Conversion Price in effect before the adjustment and the denominator of which is the new Conversion Price. Thereafter, subject to any further adjustments in the Conversion Price, each share of Series A Preferred Stock shall be initially convertible into Common Stock based on the new Conversion Ratio.

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c) Beneficial Ownership Limitation. Except as provided in Section 6(c) of this Certificate, the Company shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Series A Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Company are not exercisable nor convertible within sixty (60) days from the date of such determination. For the purposes of this Certificate beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13d-3 thereunder notwithstanding any provision of this Certificate to the contrary. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (W) the Company's most recent quarterly reports (Form 10-Q), Annual Reports (Form 10-K), or definitive proxy statement or information statement as filed with the Commission under the Exchange Act, (X) a more recent public announcement by the Company, or (Z) any other written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company. This Section 6(d) may be waived or amended only with the consent of the Holders of all of the Series A Preferred Stock and the consent of the holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates. For the purpose of the immediately preceding sentence, the term "Affiliate" shall mean any person: (a) that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Company, or (b) who beneficially owns (i) any shares of Series A Preferred Stock, or (ii) the Warrants.

d) Mechanics of Conversion

1) Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than five (5) Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being

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acquired upon the conversion of shares of Series A Preferred Stock, and (B) if applicable, a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company's transfer agent has the ability to deliver shares of Common Stock in such manner.

2) Obligation Absolute; Partial Liquidated Damages. The Company's obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Company to issue shares of Common Stock as a result of the limitation set forth in Section 6(d) hereof) unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 100% of the Conversion Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(1) within two Trading Days of the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Series A Preferred Stock being converted, $50 for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

3) Compensation for "Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(1) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of

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(1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, the Company shall be required to pay the Holder $1,000 hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

4) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, and not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

5) Fractional Shares. Upon a conversion of the Series A Preferred Stock, the Company shall not be required to issue stock certificates representing fractional shares of Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after a Holder converts all of his or her Series A Preferred Stock shall be dropped and eliminated.

6) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 7. Certain Adjustments.

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(a) Stock Dividends and Stock Splits. If the Company, at any time subsequent to the Closing Date as long as the Series A Preferred Stock is outstanding: (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Anti-dilution Rights. Upon the consummation of the Qualifying Reverse Merger, the Holder will receive the same anti-dilution protection for the like shares receiving from the Qualifying Shell Company as the anti-dilution protection the investors in the Qualifying Financing Agreements receive.

(c) Price Adjustment Upon Issuance of Additional Common Stock. The Company shall cause any Qualifying Financing Agreements to provide that from the closing date of the transactions contemplated by the Qualifying Financing Agreements to the Restriction Termination Date, except for Exempt Issuances, if the Surviving Company closes on the sale or issuance of its common stock at a sale price, or warrants, options, convertible debt or equity securities with an exercise or conversion price per share that places a valuation of less than $42,500,000 on the Surviving Company, then the Surviving Company shall issue such number of shares of Surviving Company Common Stock as if the Conversion Price of the Series A Preferred had been reduced by 25%; that is, to $0.683.

(d) Pro Rata Distributions. If the Company, at any time after the Closing Date, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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(e) Valuation Adjustment. In the event that following a Qualifying Reverse Merger the valuation of the Qualifying Shell Company as measured by multiplying the prior fiscal year net profits as measured under U.S. Generally Accepted Accounting Principles by 6.8 is less than USD$42,500,000, the Conversion Price then in effect shall be reduced by Twenty Five Percent (25%).

(f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(g) Notice to Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notices of Other Events. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock or Series A Preferred Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each such case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(h) Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

(i) Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into

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another Person, other than a Qualifying Reverse Merger (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions in this Certificate and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (h) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing or any other provisions of this Certificate, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series A Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall have only the rights set forth in such agreement. In the event of a Qualifying Reverse Merger, the Holder shall have the right to receive, for each share of Series A Preferred Stock, a like share of preferred stock of the Qualifying Shell Company which shall be convertible, in the aggregate, into 2.439% of the number of shares of common and preferred stock of the Qualifying Shell Company issued in exchange for all of the capital stock of the Company in the Qualifying Reverse Merger.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its

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most recent filing with the Commission. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(e) Amendment. Except as provided herein, this Certificate may be amended with the approval of the Board of Directors and the consent of the holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.